STOCKHOLDERS' AGREEMENT

                                dated as of

                              April 28, 1997

                               by and among

                       UNITED/HARVEY HOLDINGS, L.P.,

                           HOLIDAY CORPORATION,

                            BASS AMERICA INC.,

                                 BASS PLC

                                    and

                           BRISTOL HOTEL COMPANY




                             TABLE OF CONTENTS


                                                                     Page
                                                                     ----

                                 ARTICLE 1
                                Definitions

Section 1.01.  Definitions.............................................2

                                   ARTICLE 2
                             Corporate Governance

Section 2.01.  Composition of the Board................................6
Section 2.02.  Vacancies...............................................7
Section 2.03.  Executive Committee; Management Committee...............7
Section 2.04.  Capital Transactions....................................8
Section 2.05.  Voting..................................................8

                                   ARTICLE 3
                           Restrictions on Transfer

Section 3.01.  General Restriction.....................................9
Section 3.02.  Transfers in Compliance with Law........................9
Section 3.03.  Legend..................................................9
Section 3.04.  Unauthorized Transfers.................................10

                                   ARTICLE 4
             Right of First Refusal; Right to Participate in Sales

Section 4.01.  Right of First Refusal.................................10
Section 4.02.  Right to Participate in Sales..........................12
Section 4.03.  Execution of the Stockholders' Agreement...............14
Section 4.04.  Certain Actions by Acquiror............................14

                                   ARTICLE 5
                               Preemptive rights

Section 5.01.  Preemptive Rights......................................14
Section 5.02.  Subsequent Offering....................................15

                                   ARTICLE 6
                            Standstill obligations

Section 6.01.  Acquisition of Voting Securities.......................15
Section 6.02.  Certain Actions by Stockholders........................16
Section 6.03.  Termination............................................16

                                   ARTICLE 7
                                 Miscellaneous

Section 7.01.  Entire Agreement.......................................17
Section 7.02.  Notices................................................17
Section 7.03.  Amendment; Waiver; Termination.........................19
Section 7.04.  Expenses...............................................19
Section 7.05.  Assignability..........................................19
Section 7.06.  Governing law..........................................20
Section 7.07.  Counterparts; Effectiveness............................20
Section 7.08.  Binding Effect; Benefit................................20
Section 7.09.  Headings...............................................20
Section 7.10.  Specific Enforcement...................................20
Section 7.11.  Consent to Jurisdiction................................20
Section 7.12.  After-Acquired Securities..............................21



                            STOCKHOLDERS' AGREEMENT

               STOCKHOLDERS' AGREEMENT dated April 28, 1997 (the "Agreement") among United/Harvey Holdings, L.P., a Delaware limited partnership ("Holdings"), Holiday Corporation, a Delaware corporation ("HC"), Bass America Inc., a Delaware corporation ("BAI"), Bass plc, an English public limited company, and Bristol Hotel Company, a Delaware corporation (the "Acquiror").

                           W I T N E S S E T H:

               WHEREAS, pursuant to the Agreement and Plan of Merger dated as of December 15, 1996 (the "Merger Agreement") among the Acquiror, HC and Holiday Inns, Inc. ("HII"), a Tennessee corporation and wholly owned subsidiary of HC, HC has acquired 2,391,286 shares of common stock, par value $.01 per share, of the Acquiror and the Acquiror has acquired the Retained Business (as defined in the Merger Agreement) through the merger of HII with and into the Acquiror (the "Merger");

               WHEREAS, in a related transaction immediately after the Merger, the Acquiror satisfied a portion of the amount of HII Intercompany Debt (as defined in the Merger Agreement) assumed pursuant to the Merger with 6,981,832 Shares (as defined herein) to BAI and repaid the remaining portion of such debt in cash;

               WHEREAS, pursuant to the Registration Rights Agreement dated the date hereof (the "Registration Rights Agreement") the Acquiror has granted the parties hereto certain registration rights with respect to the Shares of the Acquiror;

               WHEREAS, certain employee stockholders of the Acquiror (the "Management Stockholders") have entered into a separate Management Stockholders' Agreement dated the date hereof (the "Management
Stockholders' Agreement");

               WHEREAS, Bass plc has agreed to be a party to the Agreement solely with respect to Article 6 hereof; and

               WHEREAS, the parties hereto desire to provide, on the terms and subject to the conditions set forth herein, for certain rights and obligations of the parties hereto;

               NOW, THEREFORE, the parties hereto agree as follows:



                                   ARTICLE 1
                                  Definitions

               Section 1.01. Definitions . (a) The following terms, as used herein, have the following meanings:

               "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Acquiror or the acquisition of any equity securities representing more than 50% of Total Voting Power, or all or substantially all of the assets, of the Acquiror.

               "Affiliate" means, with respect to any Person, any other Person who is directly or indirectly Controlling, Controlled by or under the common Control with such Person; provided that no Stockholder of the Acquiror shall be deemed an Affiliate of any other Stockholder of the Acquiror solely by reason of any investment in the Acquiror or by this Agreement.

               "Associate" means (i) any Person who is a director, officer or partner or who is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of any corporation or entity,
(ii) any Person who has a substantial beneficial interest in or who serves as a trustee for any trust or other estate, and (iii) any relative or spouse of a Person, or any relative of such spouse, who has the same home as such Person.

               "Bass Entities" means HC and BAI.

               "Beneficial ownership", "beneficially own" and "beneficial owner" shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof.

               "Board" means the board of directors of the Acquiror.

               "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

               "Contribution Agreement" means the Contribution and Assumption Agreement dated as of April 21, 1997 among the Acquiror, HC, HII and Holiday Hospitality Corp., a wholly owned subsidiary of HII, pursuant to which HII, in contemplation of the transactions contemplated by the Merger Agreement, contributed certain of its assets and liabilities to Holiday Hospitality Corp.

               "Control" (including the terms "Controlling", "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "Excluded Securities" means (i) options granted to directors, officers and employees of the Acquiror to purchase capital stock of the Acquiror, and the securities issued pursuant to such options or plans under which options may be granted, which have been authorized by the Board, (ii) capital stock issued or sold upon exercise of warrants, options or rights, or upon conversion of convertible securities, which warrants, options, rights or convertible securities were the subject of the preemptive rights under Article 5 or (iii) any securities which are issued to all stockholders by means of a distribution, stock dividend or stock split or reclassification.

               "Hotel Properties Agreement" means the Hotel Properties Agreement dated the date hereof between HC and Acquiror whereby the Acquiror has granted a certain right of first offer to franchise certain hotel properties to HC and HC has granted a certain right of first offer on certain Opportunities (as defined in such agreement) to the Acquiror.

               "Initial Ownership" means, with respect to each Stockholder, the total number of Shares beneficially owned (without duplication) by such Stockholder as of the date the Acquiror consummates the transactions contemplated by the Merger Agreement (equitably adjusted to reflect any stock split, dividend, reclassification or any similar event); provided that if the Contingency Agreement (as defined in the Merger Agreement) is executed, "Initial Ownership" means, with respect to the Bass Entities, the total number of Shares beneficially owned (equitably adjusted to reflect any stock split, dividend, reclassification or any similar event) by the Bass Entities six months after the date of the Initial Closing (as defined in the Contingency Agreement) as a result of the transactions thereunder, or, if relevant prior to such date, the number of Shares beneficially owned (equitably adjusted to reflect any stock split, dividend, reclassification or any similar event) by the Bass Entities at such time.

               "Mid-Scale Lodging Facilities" means a full service lodging facility providing a degree of sophistication and full service amenities and facilities which (i) is of a type and standard generally consistent with hotels operated as Holiday Inn hotels in the United States and Canada,
(ii) does not primarily offer suites, (iii) is not designed to accommodate "extended stays" (generally more than five days) and (iv) does not generally compete as an "upscale" or "economy" hotel. By way of example and for the guidance of the parties, the parties acknowledge that as of this date they would, without dispute, classify the hotel operations listed on Schedules 2.01(a)(1) and 2.01(a)(2) of the Hotel Properties Agreement as "upscale" hotels and "economy" hotels, respectively.

               "Outside Director" means any director of the Acquiror who is not an employee, executive officer or Affiliate of the Acquiror, Bass Entities or Holdings and who is not an Associate of a business primarily engaged in operating, managing or developing Mid-Scale Lodging Facilities and who qualifies as an "independent director" within the meaning of the New York Stock Exchange Listed Company Manual.

               "Ownership Percentage" means with respect to each Stockholder at any time, the percentage derived by dividing (i) the aggregate number of Shares beneficially owned by such Stockholder as of such time, by (ii) the total number of Shares outstanding as of such time (determined on a fully diluted basis but excluding employee and director options).

               "Permitted Transferee" means with respect to each Stockholder, any Affiliate of such Stockholder; provided that each such transferee shall execute a copy of this Agreement and be bound by the provisions herein to be a Permitted Transferee.

               "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

               "Primary Owner" means a Person or group of Affiliated Persons who is the beneficial owner of a sufficient number of Shares so as to be one of the two largest beneficial owners of Shares.

               "Public Offering" means an underwritten public offering of Securities of the Acquiror pursuant to an effective registration statement under the Securities Act.

               "Securities Act" means the Securities Act of 1933, as amended.

               "Shares" means shares of common stock, par value $.01 per share, of the Acquiror outstanding at any given time.

               "Stockholder" means each of (i) the Bass Entities and their Permitted Transferees, as a group, and (ii) Holdings and its Permitted Transferees, as a group.

               "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

               "Third Party" means a prospective purchaser of Shares in an arm's-length transaction from a Stockholder where such purchaser is not a Permitted Transferee of such Stockholder.

               "Total Voting Power" means the aggregate number of votes which may be cast by holders of outstanding Voting Securities.

               "Transaction Documents" means this Agreement, the Merger Agreement, the Contribution Agreement, the Hotel Properties Agreement, the asset purchase agreements, the franchise agreements, the services agreements, the Registration Rights Agreement and any other documents relating to each of the foregoing agreements.

               "Voting Securities" means all securities of the Acquiror entitled, in the ordinary course, to vote in the election of directors of the Acquiror.

               "$" means United States dollars.

      (b) Each of the following terms is defined in the Section set forth opposite such term:



      Term                                      Section
      ----                                      -------

      Acceptance Notice                         4.01(b)
      Acquiror                                  Recitals
      Agreement                                 Recitals
      BAI                                       Recitals
      Buyer                                     4.01(c)
      Capital Transaction                       2.04
      Co-Sale Notice                            4.02(a)
      Co-Selling Stockholder                    4.02(a)
      Derivatives                               3.01
      Executive Committee                       2.03(a)
      Fair Market Value                         4.01(b)


      Term                                      Section
      ----                                      -------

      HC                                        Recitals
      HII                                       Recitals
      Holdings                                  Recitals
      Management Committee                      2.03(b)
      Management Stockholders                   Recitals
      Management Stockholders' Agreement        Recitals
      Merger                                    Recitals
      Merger Agreement                          Recitals
      Nominee                                   2.02
      Non-Offering Stockholder                  4.01(b)
      Offer Notice                              4.01(b)
      Offer Price                               4.01(b)
      Offered Securities                        4.01(a)
      Offering Stockholder                      4.01(a)
      Portion                                   4.02(a)
      Pro Rata Number                           4.02(a)
      Proportionate Amount                      5.02
      Registration Rights Agreement             Recitals
      ROFR Acceptance Period                    4.01(b)
      ROFR Closing                              4.01(c)
      ROFR Closing Period                       4.01(c)
      Securities                                3.01
      Subsequent Offering                       5.02
      Third-Party Sale                          4.01(a)
      Transfer                                  3.01
      Unauthorized Transfer                     3.04




                                 ARTICLE 2
                           Corporate Governance

               Section 2.01. Composition of the Board. (a) The Board shall consist of nine directors, consisting of the chief executive officer and chief operating officer of the Acquiror (so long as such Persons are entitled to be on the Board pursuant to the Management Stockholders' Agreement), three directors designated by the Bass Entities (of which one director must be an Outside Director), three directors designated by Holdings (of which one director must be an Outside Director), and one Outside Director designated by the chief executive officer and chief operating officer of the Acquiror, collectively (so long as such Persons are entitled to be on the Board pursuant to the Management Stockholders' Agreement); provided, however, if a Stockholder is not a Primary Owner, it will be entitled to designate (i) only two directors, neither of whom need be an Outside Director, if it beneficially owns less than 3,936,710 Shares and (ii) only one director, who need not be an Outside Director, if it beneficially owns less than 2,624,473 Shares (in each case equitably adjusted to reflect any stock split, stock dividend, reclassification or any similar event).

      (b) If a Stockholder fails to designate the maximum number of Persons for election to the Board that it is entitled to designate under
Section 2.01(a), each directorship in respect of which such Stockholder fails to make a designation will remain vacant unless that vacancy results in there being fewer than the minimum number of directors required by law, in which case that vacancy or vacancies will be filled by a Person or Persons selected by a majority of the directors of the Acquiror then in office.

      (c) If HC delivers a termination notice pursuant to Section 2.02(b) of the Hotel Properties Agreement, within the six month period from the date HC delivers such termination notice, the Bass Entities will cause the directors on the Board which they designated under Section 2.01(a) who do not qualify as Outside Directors to resign and designate in their place Persons who would qualify as Outside Directors.

               Section 2.02. Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy of the Board:

      (i) the Person or Persons entitled under Section 2.01(a) to designate or nominate such director whose death, disability, retirement, resignation or removal resulted in such vacancy may designate another individual (the "Nominee") to fill such capacity and serve as a director of the Acquiror; and

      (ii) each Stockholder then entitled to vote for the election of the Nominee as a director of the Acquiror agrees that it will vote its Voting Securities, or execute a written consent, as the case may be, in order to ensure that the Nominee is elected to the Board.

               Section 2.03.  Executive Committee;  Management Committee.
(a) The Acquiror and the Stockholders will take all actions necessary to cause the Executive Committee of the Board (the "Executive Committee") to consist of at least (i) either the chief executive officer or the chief operating officer of the Acquiror (so long as such Persons are entitled to be on the Board pursuant to the Management Stockholders' Agreement), (ii) a director designated by the Bass Entities under Section 2.01(a) and (iii) a director designated by Holdings under Section 2.01(a).

      (b) The Acquiror and the Stockholders will take all actions necessary to cause the Management Committee of the Board (the "Management Committee") to consist of at least three Persons among the chief executive officer, chief financial officer, chief operating officer and general counsel of Acquiror.

               Section 2.04. Capital Transactions. The Acquiror and the Stockholders will take all action necessary to provide that any acquisition, improvement, disposition or financing transaction (a "Capital Transaction") will be approved in the following manner:

           (i) Capital Transactions, the amount of which is or is reasonably anticipated to be $25 million or less, shall be authorized by the Management Committee;

           (ii) Capital Transactions, the amount of which is or is reasonably anticipated to be in excess of $25 million and up to $50 million, shall be approved unanimously by the Executive Committee; and

           (iii) Capital Transactions, the amount of which is or is reasonably anticipated to be in excess of $50 million, shall be approved by the Board.

               Section 2.05. Voting. Each Stockholder entitled to vote for the election of directors to the Board agrees that it will vote its Voting Securities or execute written consents, as the case may be, and each Stockholder and Acquiror will take all other necessary action (including causing the Acquiror to call a special meeting of stockholders) in order to ensure that the composition of the Board is as set forth in this Section
2.01. If, at any time, either Stockholder is then entitled to vote for the removal of directors of the Acquiror, it will not vote any of its Shares in favor of the removal of any director who shall have been designated or nominated pursuant to Section 2.01(a), unless such removal shall be for cause or pursuant to Section 2.01(c) or the Persons entitled to designate or nominate such director shall have consented to such removal in writing.


                                 ARTICLE 3
                         Restrictions on Transfer

               Section 3.01. General Restriction. No Stockholder may, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of ("Transfer") any Shares or securities convertible into, or exchangeable for Shares or rights to purchase Shares ("Derivatives" and collectively with the Shares referred to herein as "Securities") except (i) to a Permitted Transferee, (ii) in a Public Offering in accordance with the Registration Rights Agreement, (iii) pursuant to Article 4 herein, (iv) pursuant to a tender offer or other transaction that has been approved by the Board and is made to all holders of Securities that are the subject of the tender offer or other transaction, (v) any pledge of Securities by a Stockholder made in connection with a bona fide loan to such Stockholder (provided that the lender's security interest in the Securities so pledged will be subject to the right of first refusal granted to the other Stockholder under Section 4.01), (vi) any involuntary Transfer resulting from a lender foreclosing on any pledge of any Securities which pledge existed on the date hereof or was made in accordance with this Section 3.01 or (vii) any Transfer made with the prior written consent of the other Stockholder.

               Section 3.02. Transfers in Compliance with Law. No Stockholder may Transfer any Securities at any time to any Person except in compliance with applicable federal, state and foreign securities laws.

               Section 3.03. Legend. In addition to any other legend required by applicable law, all certificates representing Securities held by any Stockholder, or their Permitted Transferees, will bear legend number
(1) to assure the enforceability of this Agreement until the time the Securities are no longer subject to the provisions of this Agreement and legend number (2) if the Securities have not been registered under the Securities Act.

               (1) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE
                   SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT AND MAY NOT BE TRANSFERRED, SOLD, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS THEREIN PROVIDED AND THEN ONLY IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY."

               (2) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT
                   BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF THAT ACT OR LAWS AND THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL WITH RESPECT TO THAT EXEMPTION."

                If any Securities cease to be subject to any restrictions on Transfer set forth in this Agreement, the Acquiror shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Securities without legend number (1).

               Section 3.04. Unauthorized Transfers. Any purported Transfer of any Securities in violation of the provisions of this Article 3 (an "Unauthorized Transfer") will be null and void. Acquiror will not register, recognize or give effect to any Unauthorized Transfer and the purported transferee of any Securities pursuant to an Unauthorized Transfer will not thereby acquire any rights in those Securities. Acquiror will, immediately upon becoming aware of an actual or attempted Unauthorized Transfer, instruct the transfer agent or registrar for the Securities to issue an appropriate stop-transfer order with regard to the Unauthorized Transfer or attempted Unauthorized Transfer.


                                 ARTICLE 4
           Right of First Refusal; Right to Participate in Sales

               Section 4.01. Right of First Refusal. Each Stockholder (the "Offering Stockholder") may from time to time sell any or all of the Securities owned by the Offering Stockholder (the "Offered Securities") to a Third-Party in a bona fide sale transaction (a "Third-Party Sale"), provided that the Offering Stockholder shall have complied with the provisions of Section 4.01(b).

      (b) Prior to effecting any Third-Party Sale, the Offering Stockholder will deliver to the other Stockholder (the "Non-Offering Stockholder") a written notice (an "Offer Notice") specifying (i) the aggregate amount of cash consideration, the amount of any promissory note or other debt instrument and the Fair Market Value of any other non-cash consideration (the "Offer Price"), for which the Offering Stockholder proposes to sell the Offered Securities in the proposed Third-Party Sale,
(ii) the identity of the purchaser in the proposed Third-Party Sale, (iii) the date the proposed Third-Party Sale is scheduled to close and (iv) all other material terms of the proposed Third-Party Sale, including without limitation any other contract or transaction entered into or proposed to be entered into in connection with the Third-Party Sale. If the Non-Offering Stockholder delivers to the Offering Stockholder a written notice (an "Acceptance Notice") within 20 Business Days following the delivery of the Offer Notice (the "ROFR Acceptance Period") stating that the Non-Offering Stockholder is willing to purchase all of the Offered Securities for the Offer Price and on the other terms set forth in the Offer Notice, the Offering Stockholder will sell all (but not less than all) of the Offered Securities to the Non-Offering Stockholder, and the Non-Offering Stockholder will purchase the Offered Securities from the Offering Stockholder, on the terms and subject to the conditions set forth in
Section 4.01(c). If the consideration under the Third-Party Sale includes a promissory note or other debt instrument payable to the Offering Stockholder, the Non-Offering Stockholder may deliver a similar promissory note or debt instrument in payment of the Offer Price. As used herein, "Fair Market Value" means the price agreed upon by a willing buyer and a willing seller both in possession of reasonable knowledge of all relevant facts, with neither party being under any compulsion to act or not act; provided that if the Non-Offering Stockholder, on the one hand, and the Offering Stockholder, on the other hand, disagree on the calculation of the Fair Market Value, they shall select an unaffiliated financial advisory firm to determine the Fair Market Value and such firm's determination shall be final and binding. All costs relating to the financial advisor shall be borne equally by the Offering Stockholder on the one hand, and the Non-Offering Stockholder on the other hand.

      (c) The consummation of any purchase and sale pursuant to Section 4.01(b) (the "ROFR Closing") will occur 30 Business Days following the delivery of the Acceptance Notice or on such other date as may be agreed upon by the Offering Stockholder and the Non-Offering Stockholder (the "ROFR Closing Period") at the time and place as may be agreed upon by the Offering Stockholder and the Non-Offering Stockholder delivering the Acceptance Notice (the "Buyer"). At the ROFR Closing, (i) the Offering Stockholder will deliver to the Buyer one or more certificates evidencing all of the Offered Securities, duly endorsed for Transfer to the Buyer, together with such other duly executed instruments or documents as may be required to permit the Buyer to acquire the Offered Securities free and clear of any and all encumbrances, except for encumbrances under this Agreement, if applicable, (ii) the Buyer will deliver to the Offering Stockholder by certified or official bank check or wire transfer to an account designated by the Offering Stockholder an amount in immediately available funds equal to the Offer Price and (iii) the Offering Stockholder will be deemed to represent and warrant to the Buyer that, upon the ROFR Closing, the Offering Stockholder will convey and the Buyer will acquire the entire record and beneficial ownership of, and good and valid title to, the Offered Securities, free and clear of any and all encumbrances, except for encumbrances under this Agreement, if applicable.

      (d) If no Acceptance Notice relating to a proposed Third-Party Sale is delivered to the Offering Stockholder prior to the expiration of the ROFR Acceptance Period, or an Acceptance Notice is so delivered to the Offering Stockholder but the ROFR Closing fails to occur prior to the expiration of the ROFR Closing Period (unless the Buyer was ready, willing and able prior to the expiration of the ROFR Closing Period to consummate the transactions to be consummated by the Buyer at the ROFR Closing or the Buyer was not so ready, willing and able to consummate the transactions to be consummated by the Buyer at the ROFR Closing as a result of the Offering Stockholder's failure reasonably to cooperate in good faith with the efforts of Buyer to consummate such transactions), the Offering Stockholder may consummate the proposed Third-Party Sale in accordance with Section 4.01(e).

      (e) The Offering Stockholder may consummate the Third-Party Sale to the Third-Party purchaser identified in the Offer Notice (the "Third-Party Purchaser") only (i) during the 60 calendar day period immediately following the expiration of the ROFR Acceptance Period (in the event that no Acceptance Notice was timely delivered to the Offering Stockholder) or the 60 calendar day period immediately following the expiration of the ROFR Closing Period, (ii) at a price at least equal to the Offer Price, and
(iii) upon terms not materially less favorable to the Offering Stockholder than those set forth in the Offer Notice.

      (f) Within 3 Business Days following the foreclosure of a pledge of Securities permitted under Section 3.01, the Pledgee shall send an Offer Notice pursuant to Section 4.01(b) and the procedures set forth in Sections 4.01(b) through (e) shall apply to such Offer Notice, except that the Offer Price shall be the market price on the Business Day immediately preceding the date of the Offer Notice.

               Section 4.02. Right to Participate in Sales. (a) If requested by the other Stockholder (the "Co-Selling Stockholder") in a written notice
(a "Co-Sale Notice") delivered to the Offering Stockholder during the ROFR Acceptance Period, the Co-Selling Stockholder will be permitted to sell in that Third-Party Sale, on the same terms as the Offering Stockholder, up to the number of Securities held by the Co-Selling Stockholder as is specified in the Co-Sale Notice; provided that the number of Securities to be sold by the Co-Selling Stockholder participating in such Third-Party Sale shall in no event exceed the Portion corresponding to such Co-Selling Stockholder.
As used herein, "Portion" means, with respect to the Co-Selling
Stockholder, the number of Securities beneficially owned by such Co-Selling Stockholder multiplied by a fraction the numerator of which is the number of Securities to be sold by the Offering Stockholder and its Permitted Transferees in such Third-Party Sale and the denominator of which is the aggregate number of Securities beneficially owned by the Offering
Stockholder and its Permitted Transferees, without duplication, immediately prior to such Third-Party Sale. If a Co-Selling Stockholder requests to include more Securities than provided under the preceding sentences, the Offering Stockholder will attempt to cause the Third-Party Purchaser to acquire those additional Securities, but will have no liability for the Third-Party Purchaser's refusal to purchase those additional Securities.
To the extent that the Third-Party Purchaser is unwilling to purchase all of the Securities proposed to be sold by the Offering Stockholder and the Co-Selling Stockholder, the number of Securities to be sold by each of the Offering Stockholder and the Co-Selling Stockholder shall be reduced to their respective Pro Rata Number of Securities. "Pro Rata Number" means, with respect to the participation of the Offering Stockholder or the Co-Selling Stockholder in a Third-Party Sale, the product of (i) the total number of Securities proposed to be sold by such Stockholder and (ii) a fraction, the numerator of which is the total number of Securities proposed to be purchased by the Third-Party Purchaser, and the denominator of which is the total number of Securities proposed to be sold by both the Offering Stockholder and the Co-Selling Stockholder.

               Notwithstanding anything to the contrary herein contained,
(i) the Co-Selling Stockholder may not deliver to the Offering Stockholder both an Acceptance Notice and a Co-Sale Notice with respect to the same proposed Third-Party Sale and (ii) the Offering Stockholder will have the right to elect not to consummate any Third-Party Sale (without liability to the Co-Selling Stockholder) if it is unable to sell all of the Offered Securities as initially set forth in the Offer Notice and (iii) may increase the Securities included in the Offered Securities to accommodate any Securities proposed to be sold by a Co-Selling Stockholder.

      (b) If the Co-Selling Stockholder properly elects to participate in a Third-Party Sale, the Offering Stockholder will represent the Co-Selling Stockholder in the sale but will not assume any fiduciary duty to the Co-Selling Stockholder under this Agreement. The Co-Selling Stockholder will execute and deliver the documentation providing for the Third-Party Sale as negotiated by the Offering Stockholder on terms that are reasonably acceptable to the Co-Selling Stockholder; provided that, at any time prior to such execution and delivery, the Co-Selling Stockholder may decline to participate in the Third-Party Sale if the documentation is not reasonably acceptable to it. If the Co-Selling Stockholder fails to execute and deliver the documentation or timely to perform its obligations thereunder, the Offering Stockholder may complete the Third-Party Sale without the participation of the Co-Selling Stockholder. The Offering Stockholder will have no responsibility to the Co-Selling Stockholder if it fails to consummate a Third-Party Sale, and the Offering Stockholder will in all events be free to abandon any Third-Party Sale at any time prior to its consummation without any liability to the Co-Selling Stockholder.

               Section 4.03.  Execution of the Stockholders' Agreement.
(a) Any Third-Party to whom Transfers are made pursuant to this Article 4 who
(i) acquires Securities representing at least 50% of the transferring Stockholder's Initial Ownership and (ii) is assigned, at the sole discretion of the transferring Stockholder, all of such transferring Stockholder's rights and obligations hereunder, shall execute a copy of this Agreement and be bound by all the provisions herein as the successor-in-interest, in which event, such transferring Stockholder shall be relieved of all its rights and obligations hereunder; provided that such transferring Stockholder shall continue to be bound by the provisions of Article 6 herein.

      (b)  Any Third-Party to whom Transfers are made pursuant to this
Article 4 who acquires in such Transfer beneficial ownership of Voting Securities representing at least 5% of the Total Voting Power shall agree in writing to be bound by the provisions of Article 6 herein.

      (c)  Any Third-Party to whom Securities are pledged pursuant to
Section 3.01 shall agree in writing to be bound by the provisions of
Section 4.01(f).

      Section 4.04. Certain Actions by Acquiror. Acquiror will not take any action, including without limitation the adoption of a stockholders' rights plan, which would make it impossible or would otherwise adversely affect a Stockholder's ability to acquire additional Securities pursuant to
Section 4.01 herein.


                                 ARTICLE 5
                             Preemptive rights

               Section 5.01. Preemptive Rights. Except for the issuance of Excluded Securities and subject to Section 5.02, the Acquiror shall provide the Stockholders with written notice of any proposed issuance for cash of any equity securities or any securities convertible into or exchangeable for, or any rights or warrants to acquire, any equity securities of the Acquiror no later than 30 Business Days prior to the proposed issuance thereof. Such notice shall specify the securities to be issued, the purchase price, the proposed issuance date and all other material terms of such issuance. Upon delivery to the Acquiror by any of the Stockholders no later than 20 Business Days after such notice by the Acquiror of a notice stating that such Stockholder intends to acquire a portion of the securities to be issued, such Stockholder shall be entitled, on the terms offered by the Acquiror to other prospective purchasers of the securities to be issued, to purchase up to an amount of the securities such that, upon consummation of the proposed issuance, the Stockholder would hold that Ownership Percentage of the Acquiror as such Stockholder holds immediately prior to such issuance. Any such notice from any Stockholder shall indicate the amount of securities it intends to purchase and shall constitute a binding contract to acquire such securities on the terms set forth in the notice delivered to such Stockholder by the Acquiror with respect to such issuance. Notwithstanding anything herein to the contrary, the Acquiror shall be entitled not to proceed with the proposed issuance or to alter the terms thereof; provided that, in the event that any material terms of the proposed issuance are altered, (i) any notice delivered by a Stockholder to the Acquiror pursuant to this Section 5.01 shall be revoked automatically and (ii) such Stockholder shall be entitled to participate in such proposed issuance on the revised terms in accordance with this Section 5.01.

               Section 5.02.  Subsequent Offering.   Notwithstanding the
provisions of Section 5.01, no Stockholder will have any rights under Section
5.01 with respect to Acquiror's first three Public Offerings of equity securities after the Merger (the "Subsequent Offering") unless the Stockholder beneficially owns at least 30 percent of the Shares and the proposed sale would cause the Stockholder to beneficially own less than 30 percent of the Shares (after giving effect to the proposed sale of securities). If the Subsequent Offering would so cause a Stockholder to beneficially own less than 30 percent of the Shares, the Acquiror will offer in accordance with Section
5.01 to each Stockholder the option to purchase in the proposed sale the Stockholder's Proportionate Amount of the securities. For purposes of this
Section 5.02, the term "Proportionate Amount" for any Stockholder means the amount of securities, that when added to the number of securities then beneficially owned by that Stockholder, equals 30 percent of the Shares.


                                 ARTICLE 6
                          Standstill obligations

               Section 6.01. Acquisition of Voting Securities. Each Stockholder will not, and will not permit its Affiliates to, purchase or otherwise acquire, or agree or offer to purchase or otherwise acquire, beneficial ownership of any Voting Securities, if after giving effect thereto the Stockholder would beneficially own Voting Securities representing more than 36.5% of the Total Voting Power, without the prior written consent of (i) the other Stockholder, if the Stockholder would beneficially own Voting Securities representing less than 45% of the Total Voting Power, and (ii) the other Stockholder and a majority of the Board, exclusive of those members of the Board designated by the Stockholder seeking such consent, if the Stockholder would beneficially own Voting Securities representing 45% or more of the Total Voting Power; provided that a Stockholder shall not be deemed to have violated this Section 6.01 if a Stockholder beneficially owns Voting Securities representing more than 36.5% of the Total Voting Power as a result of (i) a recapitalization of the Acquiror, a repurchase or redemption of securities by the Acquiror or any other action taken by the Acquiror, (ii) purchases pursuant to Section
4.01 hereof or (iii) inadvertent purchases, if such Stockholder as promptly as practicable divests itself of beneficial ownership of a sufficient number of Voting Securities so as to beneficially own Voting Securities representing no more than 36.5% of the Total Voting Power.

               Section 6.02. Certain Actions by Stockholders. Each Stockholder will not, and will not permit its Affiliates to:

      (a) make, or take any action to solicit, initiate or encourage, an Acquisition Proposal;

      (b) "solicit", or become a "participant" in any "solicitation" of, any "Proxy" (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Voting Securities in connection with any vote on any matter, or agree or announce its intention to vote with any Person undertaking a "solicitation;"

      (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities; or

      (d) grant any Proxies with respect to any Voting Securities to any Person (other than as recommended by the Board of Directors of the Acquiror) or deposit any Voting Securities in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof.

               Section 6.03. Termination. This Article 6 shall terminate upon the earlier of (i) the third anniversary of the date hereof and (ii) the date provided for in Section 7.03(b).


                                 ARTICLE 7
                               Miscellaneous

               Section 7.01. Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, with respect to the subject matter hereof and except as otherwise expressly provided herein and therein. This Agreement will have no effect on any rights or obligations the Stockholders or the Acquiror may have under the Registration Rights Agreement.

               Section 7.02.  Notices.   (a) All notices, requests and other
communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

       if to the Acquiror, to:

           Bristol Hotel Company
           14285 Midway Road
           Suite 340
           Dallas, Texas 75244
           Attention: Joel M. Eastman
           Telecopy: (972) 687-0326


      with a copy to:

           Jones, Day, Reavis & Pogue
           599 Lexington Avenue
           New York, New York 10022
           Attention: Robert A. Profusek
           Telecopy: (212) 755-7306

      if to Holdings, to:

          United/Harvey Holdings, L.P.
          4200 Texas Commerce Tower West
          2200 Ross Avenue
          Dallas, Texas 75201
          Attention: Daniel A. Decker
          Telecopy: (214) 220-4949

      with a copy to:

          Jones, Day, Reavis & Pogue
          599 Lexington Avenue
          New York, New York 10022
          Attention: Robert A. Profusek
          Telecopy: (212) 755-7306

      if to the Bass Entities or Bass plc, to:

          Holiday Corporation
          Three Ravinia Drive
          Suite 2900
          Atlanta, Georgia 30346
          Attention: Senior Vice President, General Counsel
          Telecopy: (770) 604-5403

          Bass plc
          20 North Audley Street
          London, W1Y 1WE
          England
          Attention: Spencer Wigley
          Telecopy: 011-44-171-409-8513

      with a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Attention: William Rosoff
          Telecopy: (212) 450-4800


      (b) Each party hereto may hereafter specify such other address or telecopy number for the purpose by notice to the other parties hereto.
Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in Section 7.02(a) and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in Section 7.02(a).

      (c) Any Person who becomes a Stockholder shall provide its address and telecopy number to the Acquiror, which shall promptly provide such information to each other Stockholder.

               Section 7.03. Amendment; Waiver; Termination. (a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of Articles 5 and 6 may be amended or otherwise modified except by an instrument in writing executed by the Acquiror with the approval of the Board and each Stockholder and no provision of Articles 2, 3 and 4 may be amended or otherwise modified except by an instrument in writing executed by each Stockholder.

      (b) This Agreement shall terminate on the earliest of (i) the voluntary or involuntary dissolution or liquidation of the Acquiror, (ii) the mutual agreement of the parties hereto, (iii) the date on which either Stockholder ceases to beneficially own any Shares and (iv) a merger, consolidation or other business combination in which the Acquiror is not the surviving entity (excluding any merger, consolidation or other business combination in which the Stockholders own a majority of the capital stock of the surviving corporation).

               Section 7.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that, in any action or proceeding brought to enforce any provision of this Agreement or where any provision of any this Agreement is validly asserted as a defense, the successful party will be entitled to recover its cost and expense (including reasonable attorneys' fees and charges) in addition to any other available remedy.

               Section 7.05. Assignability. Except as otherwise provided herein, this Agreement shall not be assignable by any party hereto. Any Person acquiring Shares who is required by the terms of this Agreement to become a party hereto shall execute and deliver to the Acquiror a copy of this Agreement and shall thenceforth be a "Stockholder". Any Stockholder who ceases to own beneficially any Shares shall cease to be bound by the terms hereof.

               Section 7.06. Governing law. This Agreement shall be construed in accordance with and governed by the laws of the state of Delaware regardless of the laws that might otherwise govern under the principles of conflict of laws applicable thereto.

               Section 7.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

               Section 7.08. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               Section 7.09. Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

               Section 7.10. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

               Section 7.11. Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the Court of Chancery in the State of Delaware, and each of the parties hereby consents to the non-exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 shall be deemed effective service of process on such party.

               Section 7.12. After-Acquired Securities. Except as otherwise expressly provided herein, all of the provisions of this Agreement will apply to and include all Securities acquired by each Stockholder on and after the date of this Agreement, including without limitation such Securities received by each Stockholder as a result of (i) a stock dividend on or other payment made to holders of Securities, (ii) any exchange for, or reclassification of, any Securities, (iii) a reorganization, recapitalization, consolidation or merger, (iv) the exercise of any Securities or (v) the exercise of any rights under Sections
4.01 and 5.01.


               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                             BRISTOL HOTEL COMPANY


                             By: /s/ Joel M. Eastman
                                 ----------------------------------



                             UNITED/HARVEY
                                HOLDINGS, L.P.

                             By: Holdings Genpar, L.P. its
                                 General Partner

                             By: HH Genpar Partners, its General
                                 Partner

                             By: Holdings Associates, Inc., its
                                 Managing General Partner


                             By: /s/ Daniel A. Decker
                                 ----------------------------------




                             HOLIDAY CORPORATION


                             By: /s/ Michael L. Goodson
                                 ----------------------------------




                             BASS AMERICA INC.


                             By: /s/ Michael L. Goodson
                                 ----------------------------------






With respect to Article 6 of this
Agreement, accepted and agreed
as of the day and year first above written.

BASS PLC



By: /s/ Richard North
    ----------------------------------